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                                                                      EXHIBIT 12

Calculation of Ratio of Earnings to Fixed Charges

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
                                                        FISCAL YEAR ENDED                          QUARTER ENDED
                                  --------------------------------------------------------------- -------------------------
                                  OCTOBER 31,   OCTOBER 30,  OCTOBER 29,  OCTOBER 27,  OCTOBER 26,  JANUARY 26,  JANUARY 25,
                                     1997          1998        1999          2000         2001          2001        2002
                                  -----------   -----------  -----------  -----------  -----------  -----------  -----------
                                                                   (dollars in thousands)
Ratio of Earnings to
   Fixed Charges...............       18.3         11.1         7.4          6.9         2.8           1.6         2.7

Adjusted Income:
   Pre Tax Income..............     $109,177     $118,788    $135,086      $141,746    $ 91,150      $ 8,332      $ 20,840

   Fixed Charges:
     Interest expense..........        5,294       10,707      19,089        21,989      72,559       14,214        12,224
     Interest portion of
       operating leases........        1,000        1,050       1,900         1,925       1,200          480           300

   Restructuring and other
     non-recurring charges.....           --           --       8,346        (1,200)     39,300           --            --
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